Exhibit 99.2

EARTH TECH

UNAUDITED CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 27, 2008

(Dollars in millions)

June 27, 2008
ASSETS

CURRENT ASSETS:
Cash	$17.0
Accounts receivable — net	328.1
Due from Tyco and affiliates	344.9
Other current assets	49.6

Total current assets	739.6

PROPERTY, EQUIPMENT, AND IMPROVEMENTS - NET	47.9

INVESTMENTS IN UNCONSOLIDATED JOINT VENTURES	87.8

INVESTMENTS IN SALES-TYPE LEASES	24.1

PRODUCTIVE ASSETS — Net	170.2

OTHER ASSETS	57.2

TOTAL	$1,126.8

(Continued)

EARTH TECH

UNAUDITED CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 27, 2008

(Dollars in millions)

June 27,
2008
LIABILITIES AND PARENT COMPANY EQUITY

CURRENT LIABILITIES:
Accounts payable	$132.6
Accrued expenses	86.1
Deferred revenue on uncompleted contracts	58.1
Other current liabilities	55.6

Total current liabilities	332.4

LONG-TERM DEBT	19.1

LONG-TERM DEFERRED REVENUE ON UNCOMPLETED CONTRACTS	101.0

OTHER LIABILITIES	48.3

Total liabilities	500.8

COMMITMENTS AND CONTINGENCIES (Note 6)

MINORITY INTEREST	33.0

PARENT COMPANY EQUITY:
Parent company investment	600.1
Accumulated other comprehensive loss	(7.1)

Total Parent company equity	593.0

TOTAL	$1,126.8

See notes to combined financial statements.

(Concluded)

EARTH TECH

UNAUDITED CONDENSED COMBINED STATEMENTS OF OPERATIONS

FOR THE NINE MONTHS ENDED JUNE 27, 2008 AND JUNE 29, 2007

(Dollars in millions)

	FOR THE NINE MONTHS ENDED
	June 27, 2008	June 29, 2007

REVENUE — Including related-party revenue of $2.7 and $5.6, respectively	$954.9	$860.4

COST OF REVENUES — Including related-party costs of $0.5 and $2.2, respectively	798.0	730.2

GROSS PROFIT	156.9	130.2

SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	115.9	114.6
EQUITY EARNINGS	(10.6)	(11.1)
CHARGES AND ALLOCATIONS FROM TYCO AND AFFILIATES	23.1	12.7
OTHER EXPENSE (INCOME) — Net	(1.5)	4.2

OPERATING INCOME	30.0	9.8

GAIN ON SALE OF FACILITY	2.7	—

INTEREST EXPENSE — Net of interest income of $3.7 and $1.1, respectively	4.7	3.6

RELATED-PARTY INTEREST INCOME — Net of interest expense of $11.7 and $8.9, respectively	(8.7)	(10.9)

INCOME BEFORE PROVISION FROM INCOME TAXES AND MINORITY INTEREST	36.7	17.1

INCOME TAX PROVISION	18.1	8.6

MINORITY INTEREST	0.3	0.6

NET INCOME	$18.3	$7.9

See notes to combined financial statements.

EARTH TECH

UNAUDITED CONDENSED COMBINED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED JUNE 27, 2008 AND JUNE 29, 2007

(Dollars in millions)

	FOR THE NINE MONTHS ENDED
	June 27, 2008	June 29, 2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$18.3	$7.9
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	14.5	23.5
Bad debt expense	0.4	2.6
Equity earnings	(10.6)	(11.1)
Loss on disposal of property, equipment and improvements	0.1	0.2
Gain on divestiture	(2.7)	(1.5)
Minority interest expense	0.3	0.6
Deferred income taxes	7.6	7.8
Return on equity investment	15.8	9.0
Changes in operating assets and liabilities — net of effects from acquisition of businesses:
Decrease in accounts receivable	1.3	2.4
Decrease in investments in sales-type leases	2.3	4.6
Decrease (increase) in other current assets	2.2	(9.7)
Decrease in other assets	0.9	3.6
Decrease in accounts payable	(18.9)	(11.7)
Decrease in accrued expenses	(0.9)	(6.4)
(Decrease) increase in other current liabilities	(11.2)	2.9
Increase in deferred revenue on uncompleted contracts	20.0	9.6
Decrease in other liabilities	(2.3)	(0.1)
Net cash provided by operating activities	$37.1	$34.2

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for productive assets	$(22.7)	$(45.3)
Purchase of property, equipment, and improvements	(11.5)	(11.7)
Proceeds from divestiture and sale of property, equipment, and improvements	18.7	3.1
Net intercompany funding to parent	(41.7)	(4.8)
Decrease (increase) in restricted cash	2.3	(2.7)
Return of investment in joint venture	3.6	—
Net cash used in investing activities	$(51.3)	$(61.4)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	$—	$3.3
Payments on long-term debt	(0.9)	(1.3)
Distributions to and from minority shareholders	3.1	3.2
Net cash provided by financing activities	$2.2	$5.2

EFFECT OF CURRENCY TRANSLATION ON CASH	$(1.6)	$(2.4)
DECREASE IN CASH	(13.6)	$(24.4)
CASH — Beginning of year	30.6	40.7
CASH — End of year	$17.0	$16.3

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Property, equipment, and improvement purchases in accounts payable	$1.2	$1.2
Productive assets purchases in accounts payable	$1.9	$1.1
Equipment acquired under capital lease	$0.9	$0.5

See notes to combined financial statements.

EARTH TECH

UNAUDITED NOTES TO COMBINED FINANCIAL STATEMENTS

1.                   DESCRIPTION OF BUSINESS

Earth Tech (the “Company”) is comprised of a number of entities that are affiliated through common ownership (see Note 2). Earth Tech, Inc., the primary U.S. entity, which manages the Earth Tech group, was established in 1970. The Company was subsequently acquired in 1996 by Tyco International, Ltd. (“Tyco” or the “Parent”), a Bermuda company that is publicly traded on the New York and Bermuda stock exchanges.

The Company’s principal services involve the treatment and handling of water, wastewater, and hazardous waste. The Company also provides infrastructure and transportation design and construction services for institutional, civic, commercial, and industrial customers; design, construction management, project financing, and facility operating services for water and wastewater treatment facilities for municipal and industrial customers; and transportation engineering and consulting. The Company operates through a network of offices in North America, Europe, South America, and the Asia-Pacific region and competes with a number of international, national, regional, and local companies on the basis of price and the breadth and quality of services.

The condensed consolidated interim financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the fiscal year ended September 28, 2007 and, in the opinion of management, include all adjustments necessary for a fair statement of the Company’s financial position and results of operations for the periods presented.

The results of operations for the nine months ended June 27, 2008 are not necessarily indicative of the results to be expected for the fiscal year ending September 26, 2008.

2.                   BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Combination and Consolidation — The combined financial statements include the accounts and transactions of the following legal entities and their respective 100% owned subsidiaries:

	Country of
Legal Entity	Incorporation	Ownership

Earth Tech, Inc. — Beijing Rep Office	China	100
Earth Tech (Canada) Inc.	Canada	100
Earth Tech (Infrastructure) Inc.	USA	100
Earth Tech Mexican Holdings, S.A. de C.V	Mexico	100
Earth Tech Hungary KFT	Hungary	100
Earth Tech, Inc.	USA	100
Qinhuangdao Pacific Water Company Limited	China	80
International Quality & Environmental Services LLC	USA	100
J Muller International	USA	100
Earth Tech CZ s.r.o.	Czech	100
Professional Registrar Organization, Inc.	USA	100
Earth Tech Environment & Infrastructure Inc.	USA	100
Earth Tech Management Consulting Service (Beijing) Company Limited	China	100
Talisman Partners, Ltd.	USA	100
TAMS Consultants, Inc.	USA	100
Tianjin Earth Tech Jieyuan Water Co., Ltd.	China	52
Tyco Tech Holdings Ireland	Ireland	100
Tyco Tech Limited	UK	100
Nordic Water Products AB	Sweden	100
Waterlink Sweden	Sweden	100
Water and Power Technologies, Inc.	USA	100
Guangzhou Xilang Wastewater Treatment Company Limited	China	67
MEVA Umwelttechnologie GmbH	Germany	100
Earth Tech Umwelttechnick GmbH	Germany	100

Intercompany transactions have been eliminated.

In addition to the legal entities listed above, the combined financial statements include certain of the assets, liabilities, revenues, expenses, and cash flows of the consulting and engineering business of Earth Tech Engineering Pty. Limited (an Australian legal entity) and Earth Tech Klartechnik GmbH (German legal entities). These combined financial statements exclude the assets, liabilities, revenues, expenses, and cash flows associated with a design/build project within Earth Tech (Infrastructure), 91st Avenue Wastewater Treatment Plant.

In June 2008, the Company completed the sale of a water treatment plant and corresponding public works office for $18.1 million. The assets sold had an aggregate carrying value of $15.5 million.

The combined financial statements have been prepared in United States (“U.S.”) dollars and in accordance with accounting principles generally accepted in the United States of America. The Company consolidates variable interest entities (“VIEs”) in which the Company bears a majority of the risk related to the entities’ potential losses or stands to gain from a majority of the entities’ expected returns and has accordingly determined it is the primary beneficiary. These financial statements present the combined financial position, results of operations, and cash flows of the Company as a subsidiary of the Parent and include allocations of expenses by the Parent and related-party transactions. The combined financial statements presented may not be indicative of the results that would have been achieved had the Company operated as a separate, stand-alone entity. See Note 9 for detail on allocation of expenses.

Cash — Cash includes cash on hand and cash in banks.

The Company participates in the centralized cash management system of Tyco where cash receipts are transferred to and cash disbursements are funded by Tyco, principally on a daily basis. These advances are subject to the terms of various cash management and loan agreements between the Company and the Parent. The amount of cash reported by the Company represents amounts held outside of the cash management system. Negative cash positions at June 27, 2008, of $13.7 million, are classified as other current liabilities in the accompanying combined balance sheets.

On occasion, the Company is required to post cash collateral to secure obligations related to various construction projects and other legal obligations. The amount of associated restricted cash was $4.0 million at June 27, 2008. Such restricted cash is primarily related to international warranty and debt reserve obligations on existing projects or bids for potential projects. Due to the long-term nature of these projects, principally all of the Company’s restricted cash is classified as a noncurrent asset, included in other assets in the accompanying combined balance sheets.

Accounts Receivable and Allowance for Doubtful Accounts — The Company’s principal asset is accounts receivable, and substantially all customers are provided trade credit. At June 27, 2008, approximately 6% of the accounts receivable balance was due from various agencies of the United States government. Concentrations of credit risk associated with the remaining accounts receivable are limited due to the large number of organizations comprising the Company’s customer base, their geographic dispersion, and the credit evaluation process.

The accounts receivable amounts reflected in the accompanying combined balance sheets include billed receivables, unbilled costs, and an allowance for doubtful accounts. Unbilled costs represent costs and amounts earned and reimbursable under contracts in progress as of the date of the combined balance sheets but not yet billed to customers. Such amounts become billable according to the contract terms, which usually consider the passage of time, achievement of certain milestones, or completion of the project. The allowance for doubtful accounts reflects the Company’s best estimate of probable losses inherent in the receivable portfolio determined on the basis of historical experience, specific allowances for known troubled accounts, and other currently available evidence.

In accordance with the terms of certain long-term contracts, customers may be permitted to withhold between 5% and 10% of such billings until completion and acceptance of the contracts. The amounts withheld are referred to as retentions. Final payment of all such amounts withheld might not be received within a one-year period. As a result, retentions have been included in other assets in the combined balance sheets and comprise $16.0 million net of allowance of $3.6 million as of June 27, 2008. It is not practicable to estimate when the amounts of retainage are expected to be collected.

Income Taxes — In determining income (loss) for financial statement purposes, the Company must make certain estimates and judgments. These estimates and judgments affect the calculation of certain tax liabilities and the determination of the recoverability of certain deferred tax assets, included in both other current assets and other assets in the accompanying combined balance sheets, which arise from temporary differences between tax and financial statement recognition of revenue and expense.

In evaluating the ability to recover deferred tax assets, the Company considers all available positive and negative evidence including past operating results, the existence of cumulative losses in the most recent years, and the forecast of future taxable income. In estimating future taxable income, the Company develops assumptions including the amount of future state, federal, and international pretax operating income, the reversal of temporary differences, and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates the Company is using to manage the underlying businesses.

The Company currently has recorded significant valuation allowances that it intends to maintain until it is more likely than not the deferred tax assets will be realized. The income tax expense recorded in the future will be reduced to the extent of decreases in valuation allowances. The realization of remaining deferred tax assets is primarily dependent on future taxable income in the appropriate jurisdiction. Any reduction in future taxable income including, but not limited to, any future restructuring activities may require that the Company record an additional valuation allowance against deferred tax assets. An increase in the valuation allowance would result in additional income tax expense in such period and could have a significant impact on future earnings. If a change in a valuation allowance occurs, which was established in connection with an acquisition, such adjustment may impact goodwill rather than the income tax provision.

Changes in tax laws and rates could also affect recorded deferred tax assets and liabilities in the future. Management is not aware of any such changes that would have a material effect on the Company’s results of combined financial position, results of operations, and cash flows.

In addition, the calculation of tax liabilities involves dealing with uncertainties in the application of complex tax regulations in a multitude of jurisdictions across global operations. The Company recognizes potential liabilities and records tax liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on an estimate of whether, and to the extent to which it is probable that, additional taxes will be due and such amounts are reasonably estimable. These tax liabilities are reflected net of related tax loss carryforwards. The Company adjusts these reserves in light of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the current estimate of the tax liabilities. If the estimate of tax liabilities proves to be less than the ultimate assessment, an additional charge to expense would result. If payment of these amounts ultimately proves to be less than the recorded amounts, the reversal of the liabilities would result in tax benefits being recognized in the period when the Company determines the liabilities are no longer necessary. If the tax liabilities relate to tax uncertainties existing at the date of the acquisition of a business, the adjustment of such tax liabilities will result in an adjustment to the goodwill recorded at the date of acquisition.

Parent Company Investment and Amounts Due From (To) Tyco and Affiliates — The net cash activity associated with the Parent, which includes the activity associated with the cash management system, is recorded as a net capital contribution from or distribution to the Parent in the combined statements of Parent company equity (deficit) and comprehensive income (loss) and in amounts due from (to) Tyco and affiliates in the combined balance sheets. The net cash activity with the Parent was recorded as a net capital distribution to the Parent and amounted to $41.7 million for the nine months ended June 27, 2008. In addition, the amounts due from (to) Tyco and affiliates include the noncash expenses allocated from the Parent that are discussed in Note 9. Net interest earned or paid on advances between Tyco and the Company is reflected in the accompanying combined statements of operations.

Accrued Expenses — Accrued expenses consist of accrued salaries and wages, vacations, legal and audit fees, insurance, bonus, taxes, and other accruals. Accrued vacations and holidays were $19.0 million at June 27, 2008.

Summary of Significant Recent Accounting Pronouncements — In June 2006, the FASB issued FIN No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109. This interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation, and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. FIN No. 48 was effective for the Company in the first quarter of 2008, and its adoption did not have a material impact on the results of the Company’s combined financial position, results of operations, and cash flows.

3.                   INCOME TAXES

The Company is included within a consolidated U.S. federal income tax return, foreign income tax returns, and unitary state income tax returns with certain of the Parent’s other subsidiaries. The Company recorded the federal, foreign, and state tax provisions using the separate return method, as if the Company were a separate taxpayer.

Tax losses and credits are utilized in connection with the various consolidated returns to which the Company is a party and are not available to reduce a tax liability in future periods.

The Parent’s income tax returns are periodically examined by various tax authorities (see Note 2).  The timing and ultimate resolution of these examinations can be uncertain. The Parent reviews potential liabilities and records tax liabilities for anticipated tax audit issues in the United States and other tax jurisdictions based on the comprehensive model for recognition and measurement under FIN No. 48. The recognition and measurement in Accounting for Uncertainty in Income Taxes under FIN No. 48 did not have a material impact on the Company’s combined financial position, results of operations, and cash flows for the nine months ended June 27, 2008.

The calculation of tax liabilities involves dealing with uncertainties in the application of complex tax regulations in a multitude of jurisdictions across global operations. The Company recognizes potential liabilities and records tax liabilities for anticipated tax audit issues in the United States and other tax jurisdictions based on an estimate of whether, and the extent to which it is probable that, additional taxes will be due and such amounts are reasonably estimable. These tax liabilities are reflected net of related tax loss carryforwards. The Company adjusts these reserves in light of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the current estimate of the tax liabilities. Further, management has reviewed with tax counsel the issues raised by these taxing authorities and the adequacy of these recorded amounts. If the Company’s estimate of tax liabilities proves to be less than the ultimate assessment, an additional charge to expense would result. If payment of these amounts ultimately proves to be less than the recorded amounts, the reversal of the liabilities may result in income tax benefits being recognized in the period when the Company determines the liabilities are no longer necessary. Substantially all of these potential tax liabilities are recorded in other liabilities in the combined balance sheets as payment is not expected within one year.

The Parent has yet to complete proposed amendments to its U.S. federal income tax returns for periods subsequent to 2004, which will primarily reflect the roll forward through 2006 of prior amendments for the periods 1997 to 2004. When the Parent’s 2005 and 2006 tax returns are amended additional adjustments may be identified and, while the final adjustments cannot be determined until the income tax return amendment process is completed, the Company believes that an adjustment to increase deferred tax assets in the range of $16 million to $24 million with an offsetting credit to parent company investment is likely. The Company believes that such adjustment will not have a material impact on its combined financial position, results of operations, and cash flows.

For the quarter ended December 28, 2007 the Company has increased its tax expense as a result of a change in Mexican Tax Law enacted during the quarter. The impact of the change in tax law resulted in the Company increasing the quarter’s tax expense by $9.6 million with corresponding decrease in the company’s deferred tax assets.

4.                   INVESTMENTS IN SALES-TYPE LEASES

The Company enters into a number of arrangements where the Company is engaged as the primary contractor for the construction of water or wastewater treatment plants or water filtration systems. A number of these assets are financed by the Company for the customer. The lease inception is typically viewed as occurring when the asset construction is complete and control is turned over to the customer. Included in investments in sales-type leases are capitalized interest costs incurred during the construction of the leased assets. Capitalized interest is amortized ratably over the life of the leases, which range from 2 to 20 years in length. The current portion of investments in sales-type leases is included in other current assets in the accompanying combined balance sheets.

The components of investments in sales-type leases as of June 27, 2008 and September 28, 2007, are as follows (dollars in millions):

	June 27, 2008	September 28, 2007
Minimum sales-type lease payments	$52.5	$83.9
Less interest on sales-type leases	(26.2)	(41.1)
Investments in sales-type leases	26.3	42.8

Add capitalized interest	0.1	0.9

Less current portion of investments in sales-type leases	(2.3)	(2.7)

Long-term portion of investments in sales-type leases	$24.1	$41.0

Investments in sales-type leases are interest bearing at rates implicit in the contracts, which approximate fair value. These leases require monthly installment payments over periods ranging generally from 2 to 20 years. Investments in sales-type lease income received for the nine months ended June 27, 2008 was $5.0 million.

5.                   PRODUCTIVE ASSETS

Productive assets as of June 27, 2008 and September 28, 2007, are as follows (dollars in millions):

	June 27, 2008	September 28, 2007

Productive assets — held for lease	$82.8	$71.3
Less accumulated depreciation	(9.6)	(6.9)

Productive assets — held for lease — net	73.2	64.4

Productive assets — deferred costs on uncompleted contracts	97.0	82.4

Productive assets — net	$170.2	$146.8

Productive assets are depreciated over their useful lives, which range from 10 to 25 years.

The Company leases certain of its productive assets to customers under operating leases. These leases range from 10 to 25 years in length. These agreements do not include renewal options. For the nine months ended June 27, 2008, the Company recognized operating lease income of approximately $51.8 million.

6.                   COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company enters into various agreements providing financial or performance assurances to customers on behalf of certain unconsolidated entities, joint ventures, limited partnerships, and other jointly executed contracts. These agreements are entered into primarily to support the project execution commitments of these entities.

The Company, as part of a consortium with a third-party partner, entered into a DBFO contract to provide water treatment and bulk water supplies to Water and Sewerage Services (Northern Ireland). Tyco and the consortium partner provided performance guarantees that are “joint and several” relating both to construction and to operations to cover construction completion (capped at 60% of construction value); payment of liquidated damages suffered by the consortium in the event of late completion (cap based on 12 months lost revenue reduced by mitigable costs); and performance deficiencies and termination costs during the operating phase (capped at approximately GBP 22.5 million plus UK inflation). The contract covers a period of 25 years from date of signing, with a planned period of approximately 3 years of construction and the remaining 22 years of operations. During the design phase, the maximum potential amount of future payment is capped at GBP 78 million. As of September 28, 2007, the Company has recorded a $0.5 million liability as long-term in other liabilities in the combined balance sheets and corresponding other assets relating to the fair value of this guarantee. In the event of performance under the guarantee, the Company may have recourse to third parties, such as co-ventures, subcontractors, or vendors for claims.

Legal Proceedings — During 2008, the Company, in the ordinary course of business, resolved various claims, disputes, and lawsuits related to its global operations. The resolution of these disputes involved legal expenses and other fees.

The Company is also subject to various legal proceedings and other claims that have arisen in the ordinary course of business, which have not been finally resolved. The Company carries liability insurance, subject to certain deductibles and policy limits, against such claims. However, in some actions, parties are seeking damages that exceed the Company’s insurance coverage or for which the Company is not insured. Management does not expect the resolution of these matters, either individually or in the aggregate, to have a material adverse effect on the Company’s combined financial position, results of operations, and cash flows.

7.                   ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

The components of accounts receivable as of June 27, 2008 and September 28, 2007 are as follows (dollars in millions):

	June 27, 2008	September 28, 2007

Accounts receivable — trade	$198.4	$188.0
Unbilled costs	145.9	152.8
Other accounts receivable	0.6	2.7

Total accounts receivable	344.9	343.5

Allowance for doubtful accounts	(11.9)	(12.8)

Allowance for unbilled costs	(4.9)	(8.2)

Accounts receivable — net	$328.1	$322.5

8.                   RETIREMENT PLANS

In September 2006, the FASB issued FASB Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans. FASB Statement No. 158 requires the recognition of the funded status of defined benefit pension and other postretirement benefit plans on the Company’s combined balance sheets. FASB Statement No. 158 requires recognition of the actuarial gains or losses and prior service costs that have not yet been included in net periodic benefit cost as a component of accumulated other comprehensive loss, net of tax. The Company adopted the recognition and disclosure provisions of FASB Statement No. 158 on September 28, 2007. The Company uses a measurement date of August 31.

Defined Benefit Pension Plans — The Company has a number of noncontributory and contributory defined benefit retirement plans covering certain of its U.S. and non-U.S. employees, designed in accordance with conditions and practices in the countries concerned. Net periodic pension benefit cost is based on periodic actuarial valuations that use the projected unit credit method of calculation and is charged to the combined statements of operations on a systematic basis over the expected average remaining service lives of current participants. Contribution amounts are determined based on the advice of professionally qualified actuaries in the countries concerned. The benefits under the defined benefit plans are based on various factors, such as years of service and compensation.

The net periodic benefit cost for all U.S. and non-U.S. defined benefit pension plans and net periodic postretirement benefit cost were not material for the nine months ended June 27, 2008.

9.                   RELATED-PARTY TRANSACTIONS

Due From (To) Tyco and Affiliates — Balances due from (to) Tyco and affiliates in the accompanying combined balance sheets are primarily comprised of trade receivables or payables, working capital loans, and intercompany loans associated with the acquisition of both foreign and domestic entities as follows (dollars in millions):

	June 27, 2008	September 28, 2007
Trade receivables or payables	$75.0	$(0.3)
Working capital and intercompany loans	269.9	311.1

Total due from (to) Tyco and affiliates	$344.9	$310.8

Sales and Purchases — The Company sells consulting and design-related services to other subsidiaries of Tyco at prices that approximate fair value. Sales to related parties were $2.0 million for the nine months ended June 27, 2008.

Purchases of materials and services from Tyco-related entities totaled $0.5 million for the nine months ended June 27, 2008. These purchases primarily consisted of pipes, valves, and actuators, as well as security and fire suppression systems.

Allocation of Expenses — Tyco allocates certain expenses to the Company related to management and administrative services performed on the Company’s behalf. Allocations for the nine months ended June 27, 2008, totaled $23.1 million. These expenses are primarily related to corporate shared services, including treasury, income tax, legal, internal audit, human resources, and risk management functions, and are generally allocated based on the Company’s net revenue. Management believes that all allocations are made on a reasonable basis; however, these costs are not necessarily representative of the costs that would have been, or will be, incurred by the Company if it were operating on a stand-alone basis.

Interest (Income) Expense — In the ordinary course of business, the Parent sweeps cash from the Company’s bank accounts, and the Company maintains certain balances due to or from the Parent. Certain of the advances between the Company and the Parent are interest bearing. The Company had net interest income on intercompany loans from Tyco of $8.7 million for the nine months ended June 27, 2008.

Related-Party Transactions — The Company engages in commercial transactions in the normal course of business with companies where Tyco’s Directors serve in either a director or advisor capacity including Bechtel Corporation, The Southern Company and Marsh & McLennan Companies.

During 2008, sales to companies with these relationships were $0.7 million and purchases were not material.  There were no material balances outstanding as either accounts receivable or accounts payable at June 27, 2008.

10.            SHARE PLANS

As an operating unit of Tyco, the Company has no employee share option plans. As of June 27, 2008, all equity awards (restricted share awards and share options) held by Company employees were granted under the Tyco International Ltd. 2004 Stock and Incentive Plan (the “2004 Plan”) or other Tyco equity incentive plans. The 2004 Plan is administered by the Compensation and Human Resources Committee of the Board of Directors of Tyco, which consists exclusively of independent directors of Tyco and provides for the award of stock options, stock appreciation rights, annual performance bonuses, long-term performance awards, restricted units, restricted stock, promissory stock, and other stock-based awards (collectively, “Awards”).

Effective October 1, 2005, Tyco adopted the provisions of FASB Statement No. 123R using the modified prospective transition method. Total share-based compensation cost was $2.6 million for the nine months ended June 27, 2008, which has been included in the combined statements of operations within selling, general, and administrative expenses.

Share Options — Options are granted to purchase Tyco common shares at prices that are equal to or greater than the market price of the common shares on the date the option is granted. Conditions of vesting are determined at the time of grant under the 2004 Plan. Options are generally exercisable in equal annual installments over a period of three or four years and will generally expire 10 years after the date of grant.

Restricted Share Awards — Restricted share awards are granted by Tyco subject to certain restrictions. Conditions of vesting are determined at the time of grant under the 2004 Plan. All restrictions on the award will lapse upon normal retirement, death, or disability of the employee.

Recipients of restricted shares have the right to vote such shares and receive dividends, whereas recipients of restricted units have no voting rights and receive dividend equivalents.

Employee Stock Purchase Plans — Substantially all full-time employees of the Company’s U.S. subsidiaries and employees of certain qualified non-U.S. subsidiaries are eligible to participate in Tyco’s employee share purchase plan. Eligible employees authorize payroll deductions to be made for the purchase of shares. Tyco matches a portion of the employee contribution by contributing an additional 15% of the employee’s payroll deduction. All of the shares purchased under the plan are purchased on the open market by a designated broker.

Tyco also maintains an employee stock purchase plan for the benefit of employees of certain qualified non-U.S. subsidiaries. The terms of this plan provide for Tyco to grant Company employees the right to purchase shares of Tyco’s stock at a stated price and receive certain tax benefits. Under the Save-As-You-Earn (SAYE) Plan, eligible employees in the United Kingdom are granted options to purchase shares at the end of three years of service at 85% of the market price at the time of grant. Options under the SAYE Plan are generally exercisable after a period of three years and expire six months after the date of vesting. All of the shares purchased under the SAYE Plan are purchased on the open market.

11.            DEBT

As of June 27, 2008 and September 28, 2007, the Company’s borrowings were comprised of the following (dollars in millions):

	June 27, 2008	September 28, 2007
Nonrecourse notes due in 2014, with variable monthly payments, including interest at 3.0%, plus TIIE of 8.2% and 7.68% as of June 27, 2008 and September 28, 2007, respectively	$15.8	$15.6
Nonrecourse note due in 2010, with variable quarterly payments, including interest at 1.45%, plus LIBOR of 3.15% and 4.90% as of June 27, 2008 and September 28, 2007, respectively	2.6	3.1
Capital lease obligations	3.2	0.5

Total long-term debt	21.6	19.2

Less: current maturities	2.5	1.7

Total long-term debt — less current maturities	$19.1	$17.5

The 3.0% plus Tasa de Interés Interbancaria de Equilibrio (TIIE or the Mexico Interbank Interest Rate) nonrecourse notes, denominated in Mexican pesos, are issued jointly by Banorte and Banobras. The notes are collateralized in full by the assets of the Chihuahua Sur DBFO, an arrangement held by Earth Tech Mexican Holdings, S.A. de C.V.

The 1.45% plus London InterBank Offered Rate (LIBOR) nonrecourse note, denominated in U.S. dollars, is collateralized in full by dividends paid to a subsidiary of Earth Tech Mexico Holdings, S.A. de C.V. which are held in trust.

In June 2007, the Company entered into a variable rate, unsecured, uncommitted short-term revolving facility agreement, which provides for borrowings of up to $3.6 million for short-term working capital needs. Interest is determined at the time of borrowing based on the prevailing base lending rate published by the People’s Bank of China.  Maximum length of time outstanding for each utilization is six months. There are no commitment or facility fees associated with this line of credit. The line of credit had outstanding borrowings of $3.6 million, which is included in other current liabilities in the combined balance sheets, and an interest rate of 6.57% as of June 27, 2008.

12.            SUBSEQUENT EVENTS

On July 25, 2008, AECOM Technology Corporation (“AECOM”) completed its previously announced acquisition of the Company, pursuant to a Purchase Agreement (the “Purchase Agreement”), dated as of February 11, 2008, by and among AECOM, Tyco International Finance, S.A. and other seller parties thereto.

AECOM and Tyco entered into two amendments to the Purchase Agreement, each dated as of July 25, 2008.  Pursuant to Amendment No. 1 to the Purchase Agreement, the parties agreed to exclude the purchase of Tyco’s equity participations in certain Company Chinese joint venture operations from the Purchase Agreement and allow those operations to be sold directly by Tyco to third parties.  Pursuant to Amendment No. 2 to the Purchase Agreement, the parties agreed to, among other things, delay the transfer of the Company’s United Kingdom businesses to AECOM until certain third party consents to the transaction are obtained.  Pending receipt of such consents, the parties have agreed for AECOM to manage the U.K. operations.

AECOM also announced that it completed the divestiture of certain Company businesses concurrent with the purchase of the Company.  Concurrent with the close of the purchase of the Company, AECOM divested the Company’s Water & Power Technologies and North American Contract Operations businesses and the Company’s Mexican operations.  Additionally, AECOM divested the Company’s Sweden business in September 2008.

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